Exhibit 99.1

Contact:

Fred Aslan, M.D.

Director of Corporate Strategy and Investor Relations

faslan@curagen.com

1-888-GENOMICS

FOR IMMEDIATE RELEASE

CuraGen Reports Fourth Quarter and Year End 2003 Financial Results and 2004 Projected

Milestones and Financial Guidance

-Clinical Advancement and Effective Resource Utilization Mark 2003 -

Conference Call Details: Live webcast will begin at 11:00 a.m. EST at www.curagen.com. A replay of the conference call will be available starting at 2:00 p.m. EST on Thursday, February 5, 2004 through Friday, March 5, 2004, by dialing (800) 642-1687 (domestic) or (706) 645-9291 (international). The passcode for the replay is 4886300.

NEW HAVEN, Conn. – February 5, 2004 – CuraGen Corporation (NASDAQ: CRGN) today reported financial results for the fourth quarter and fiscal year ended December 31, 2003.

For the year ended December 31, 2003, CuraGen’s net loss decreased to $74.5 million, including $2.9 million in restructuring charges, or $1.51 per share, compared to $90.4 million including $11.0 million in restructuring charges, or $1.85 per share, for fiscal year 2002. The net loss for the fourth quarter of 2003 decreased to $17.5 million, or $0.35 per share, compared to a net loss of $28.9 million, or $0.59 per share, including an $11.0 million restructuring charge in the fourth quarter of 2002.

Research and development expenditures decreased 21% to $64.5 million for the year ended December 31, 2003, compared to $81.7 million for fiscal year 2002. During the fourth quarter of 2003, research and development expenditures decreased 8% to $16.6 million, compared to $18.0 million for the same period in 2002. Decreased expenditures on early-stage discovery have enabled CuraGen to accommodate increased investments in clinical and preclinical development to support the advancement of the Company’s pipeline of potential therapeutics.

For the year ended December 31, 2003, revenue decreased 62% to $6.9 million, compared to $18.2 million for the fiscal year ended 2002, as the Company continued to reduce service-based revenues while increasing focus on its therapeutic pipeline. During the fourth quarter of 2003, revenue decreased 34% to $2.5 million, compared to $3.8 million for the same period in 2002.

As of December 31, 2003, CuraGen had available cash and investments of $343.6 million, of which 454 Life Sciences’ cash and investment balance was $24.2 million. In addition, the Company had subordinated convertible debt of $150 million due in February of 2007.

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“CuraGen was founded on a vision to develop genomics-based therapeutics where previous approaches have not been effective. In 2003, we took a key step towards realizing our vision,” stated Jonathan M. Rothberg, Ph.D., Chief Executive Officer, President and Chairman of CuraGen. “CuraGen advanced to clinical development CG53135, our first proprietary therapeutic with the potential to treat oral mucositis, a debilitating side-effect of radiotherapy and chemotherapy. We believe this potential therapeutic holds the promise of decreasing the severity of oral mucositis, enabling cancer patients to get the doses of cancer therapy they need and allowing cancer patients to shorten their hospital stay. During 2003, we also reported award-winning preclinical data on our first fully human monoclonal antibody candidate, CR002, which we plan to bring to the clinic in 2004 for the treatment of kidney inflammation with the potential of preventing patients from having to undergo dialysis or kidney transplantation. CuraGen has made progress in advancing potential therapeutics to treat cancer, inflammation, and diabetes that the Company hopes to bring to patients in 2005 and beyond. With a therapeutic focus, strong financial resources and an effective clinical development team, CuraGen is positioned to continue delivering and advancing new drugs to treat unmet medical needs.”

“In 2003, we focused our resources on the development of our pipeline of genomics-based pharmaceuticals. Building on a strong infrastructure, we have been able to decrease our overall expenditures at the same time as we are advancing our pipeline,” stated David M. Wurzer, Chief Financial Officer and Executive Vice President of CuraGen. “As we look to 2004, we intend to continue advancing our pipeline while managing our expenses.”

Mr. Wurzer further commented on CuraGen’s investment in 454 Life Sciences, its majority-owned subsidiary that is developing instruments for whole genome sequencing, “In 2003, we increased our investment and ownership in 454 Life Sciences to help enable their commercialization efforts. Approximately, $13.4 million of CuraGen’s consolidated cash burn of $71.2 million was spent by 454 Life Sciences. CuraGen’s ownership in 454 Life Sciences offers us unique strategic opportunities and potential access to additional capital.”

CuraGen’s 2003 highlights included:

•	Initiating the Company’s first Phase I clinical trial for CG53135 as a potential treatment for oral mucositis, a common debilitating side-effect of chemotherapy and radiotherapy. The animal studies for CG53135 that were published in Clinical Cancer Research demonstrated important differentiating characteristics from other therapeutics being studied for oral mucositis. CuraGen’s preclinical studies have shown that CG53135 has the potential for shorter and more convenient dosing than other therapeutics in clinical development for oral mucositis.
•	Presenting preclinical data on CuraGen’s planned 2004 IND candidate, CR002, which is a proprietary fully-human monoclonal antibody for the treatment of kidney inflammation. CR002 is one of the first potential therapeutics aimed at treating a cause of kidney inflammation which can lead to kidney failure and the need for dialysis or kidney transplantation. A study conducted in an animal model of kidney nephritis, published in the Journal of the American Society of Nephrology, earned CuraGen an award at the World Congress of Nephrology Meeting;
•	Fueling CuraGen’s pipeline with several proprietary programs, currently in animal studies, including programs derived from the Company’s internal therapeutic protein programs and CuraGen’s collaboration with Abgenix, for which CuraGen controls development and has the ability to partner;

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•	Bayer initiating in 2003 high-throughput screens on 14 targets identified by CuraGen. Bayer continues to advance the most promising candidates as potential oral therapeutics for obesity and diabetes. CuraGen has 44% profit sharing and co-marketing rights for products developed through the Bayer collaboration;
•	Publishing three studies that underscore the quality of CuraGen’s scientific foundation of systems biology, genomics and bioinformatics which has helped the Company in decision-making and in focusing resources on drug candidates with the best potential for success in the clinic:
o	In July, a novel assay developed by CuraGen for the early prediction of therapeutic efficacy was described in the Proceedings of the National Academy of Sciences. The publication received special recognition by the scientific press including Science;
o	In November, CuraGen published the world’s first comprehensive proteomics map of a multicellular organism, the fruit fly, featured on the cover of Science. This map provided a new understanding of the complex biochemical pathways that underlie human disease;
o	In December, CuraGen published a novel bioinformatics-based method for the selection, understanding, and prioritization of targets for drug development in Nature Biotechnology.
•	Increasing the depth of CuraGen’s drug development team with the hiring of several experienced individuals to help advance the Company’s pipeline, including William Hahne, Vice President of Clinical Development, formerly at Eisai and Glaxo, and Mary Taylor, Vice President of Regulatory Affairs, formerly at Warner Lambert, Pfizer and Bayer.

454 Life Sciences update

Richard F. Begley, Ph.D., President and CEO of 454 Life Sciences commented, “In 2003, we validated 454 Life Sciences’ technology for whole genome sequencing, bringing for the first time whole genome sequencing within reach of the ordinary researcher and clinician. Our strong financial, intellectual property, and technology position, as well as increased recognition from the scientific community, are providing a solid foundation for our goal of successfully commercializing our technology in 2004.”

454 Life Sciences 2003 highlights included:

•	Becoming the first group to complete a whole genome sequence using new technology since the 1977 invention of DNA sequencing and submitting the completed sequence to GenBank, an annotated collection of all publicly available DNA sequences. 454 Life Sciences utilized its proprietary technology to sequence the adenovirus genome from a single sequencing prep and in a single run of the machine. In November 2003, 454 Life Sciences published a description of a proprietary instrumentation and technology for massively parallel DNA amplification in the journal Electrophoresis;
•	Strengthening 454 Life Sciences’ intellectual property portfolio with an exclusive license from Pyrosequencing AB for whole genome applications;
•	Appointing to the Company’s Scientific Advisory Board four leaders in the fields of bioinformatics, whole genome sequencing and infectious disease.

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CuraGen’s 2004 Projected Milestones

Dr. Rothberg stated, “In 2004, CuraGen intends to continue to build long-term value by advancing our pipeline of protein, antibody and small molecule therapeutics. We plan to continue differentiating CG53135 for oral mucositis from competing products and to advance the program to Phase II. We also plan to initiate Phase I for CG53135 for additional clinical uses, to initiate Phase I on CR002 for kidney inflammation, and to announce potential therapeutics for clinical development in 2005 and beyond.”

•	CuraGen expects to complete its current Phase I study for CG53135 for oral mucositis, report Phase I results, and initiate Phase II trials in 2004. The current Phase I study was designed to evaluate the safety and pharmacokinetics of CG53135 in patients undergoing treatment for colorectal cancer.
•	CuraGen expects to initiate a Phase I trial for a second clinical indication for CG53135.
•	CuraGen expects to file an IND and initiate a Phase I clinical trial for its next-in-line candidate, CR002, which is being studied to treat kidney inflammation.
•	CuraGen expects to identify new candidates from its early-stage pipeline of proprietary protein, antibody and small molecule candidates to enter clinical development in 2005 and beyond and expects to submit preclinical data from select programs for publication and scientific presentation.

Dr. Begley commented on the projected milestones for 454 Life Sciences, “We achieved a historical milestone when we were the first company to develop and use a new instrumentation and methods to sequence a whole viral genome. In 2004, we plan to become the first company to enable the routine sequencing of whole bacterial genomes; genomes 100 times the size of the one we submitted to Genbank in 2003. The ability to sequence on a nanoscale allows us to sequence up to 1,000 times faster than currently available instruments, and will lead to a change in how people collect and use this information. We are motivated by the progress being made and look forward to recording our first revenues during 2004, as the 454 Life Sciences team brings products to market.”

2004 Guidance: Financial Outlook

During 2004, CuraGen plans to continue making substantial research and development investments in its preclinical and clinical drug pipeline. As a result, management foresees that its 2004 research and development expenses and general and administrative expenses will increase approximately 5% over 2003 expense levels in order to accommodate increased investments in clinical development.

CuraGen continues to focus its efforts on developing its proprietary drug pipeline. To support these efforts, the Company has shifted its focus from revenue generating service agreements to collaborations that enhance the value of its growing pipeline, while simultaneously strengthening the Company’s capabilities and financial position. 454 Life Sciences intends to begin commercializing its products during 2004. As a result, CuraGen anticipates that consolidated 2004 revenues will be approximately $6 to $7 million.

CuraGen’s losses attributed to the minority ownership in 454 Life Sciences are expected to remain approximately $5 to $6 million in 2004.

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Net interest income for 2004 is anticipated to decrease by $3 to $4 million compared to 2003, because of decreasing cash balances and a low interest rate environment. CuraGen’s capital expenditures are expected to increase to $10 to $12 million in 2004, compared to $6.9 million in 2003, primarily in support of building additional protein process development capabilities. The Company’s depreciation expense is anticipated to be approximately $11 to $12 million in 2004.

As a result, CuraGen’s overall net loss is projected to increase between 3% and 12% over the fiscal 2003 net loss, leading to an anticipated cash burn ranging between $80 and $90 million, of which $15 to $18 million will be attributed to 454 Life Sciences.

Background on Oral Mucositis

Oral mucositis is a side effect experienced by cancer patients undergoing chemotherapy or radiation therapy. The disease is characterized by inflammation and ulceration of the tissue lining the mouth and throat, leading to bleeding, pain, and difficulty eating and drinking. Oral mucositis is sometimes cause for clinicians to interrupt patients’ chemotherapeutic or radiation treatment regimens, thus limiting the success of therapeutic plans. There is currently no FDA approved therapy to treat the disease. An effective treatment for oral mucositis has the potential to treat debilitating symptoms, to allow cancer patients to tolerate the appropriate doses of cancer treatment, and to decrease hospitalization time.

Background on Kidney Inflammation

IgA nephropathy, lupus nephritis, and diabetic nephropathy are forms of kidney inflammation, also known as nephritides. These conditions are typically characterized by glomerular mesangial cell proliferation and extracellular matrix accumulation that can sometimes lead to kidney failure and the eventual need for dialysis or kidney transplantation. This condition reduces the quality of life for patients, as there are currently no approved therapies to specifically treat this disease. An effective treatment for kidney inflammation has the potential to delay or prevent kidney failure and avoid the need for dialysis or kidney transplantation.

About CuraGen

CuraGen Corporation (NASDAQ: CRGN) is a genomics-based pharmaceutical company dedicated to improving the lives of patients by developing a pipeline of novel protein, antibody, and small molecule therapeutics in the areas of oncology, inflammation, obesity and diabetes, and central nervous system disorders. CuraGen’s therapeutics are based on internally discovered targets from the human genome that are believed to play a role in important mechanisms underlying disease, including peripheral metabolism, cell proliferation, and anti-angiogenesis. CuraGen has established broad development alliances with Abgenix and Bayer, and its experienced preclinical and clinical teams are advancing the Company’s pipeline of products for critical unmet medical needs. CuraGen’s expertise in systems biology, genomics and bioinformatics is now being used to prioritize therapeutic candidates with the highest chance of reaching the market and to help predict efficacy and safety in clinical trials. CuraGen’s technology and expertise has been used in partnerships with more than a dozen leading biotechnology and pharmaceutical companies including Bayer, Biogen, Genentech, GlaxoSmithKline, Hoffmann-La Roche and Pfizer. The Company is headquartered in New Haven, CT and additional information is available at http://www.curagen.com.

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About 454 Life Sciences

454 Life Sciences is developing novel nanoscale instrumentation and technologies for rapidly and comprehensively determining the nucleotide sequence — “whole genome sequencing” — of entire genomes. The Company’s proprietary technology is expected to have widespread applications in industrial processes, agriculture, animal health, biodefense, and human health care, including drug discovery and development, and disease diagnosis. 454 Life Sciences is a majority owned subsidiary of CuraGen Corporation. Additional information is available at http://www.454.com.

Safe Harbor

This press release may contain forward-looking statements, including statements about our growth and future financial and operating results, our vision to develop genomics-based therapeutics to change people’s lives, our belief that CG53135 holds the promise of decreasing the severity of oral mucositis, our plan to bring CR002 to the clinic in 2004 for the treatment of kidney inflammation with the potential of preventing patients from having to undergo dialysis or kidney transplantation, our hope to advance potential therapeutics to treat cancer, inflammation, and diabetes to patients in 2005 and beyond, our expectation to advance our pipeline while managing our expenses, our expectation to decrease our burn rate, 454 Life Sciences’ plan to successfully commercialize its technology in 2004; our intention to build long-term value by advancing our pipeline of protein, antibody and small molecule therapeutics, our expectation to complete Phase I study for CG53135 for oral mucositis, report the results, and initiate Phase II trials during the second half of 2004, our expectation to initiate a Phase I trial for the second clinical indication for CG53135, inflammatory bowel disease, our expectation to file an IND and initiate a Phase I clinical trail for CR002, our expectation to identify proprietary protein, antibody and small molecule candidates to enter clinical development in 2005 and beyond, and 454 Life Sciences’ ability to become the first company to enable the routine sequencing of whole bacterial genomes in 2004. Such statements are based on management’s current expectations and are subject to a number of risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. CuraGen cautions investors that there can be no assurance that actual results or business conditions will not differ materially from those projected or suggested in such forward-looking statements as a result of various factors, including, but not limited to, the following: CuraGen’s stage of development as a genomics-based pharmaceutical company, uncertainties of clinical trials, government regulation and healthcare reform, technological uncertainty and product development risks, product liability exposure, uncertainty of additional funding, CuraGen’s history of incurring losses and the uncertainty of achieving profitability, reliance on research collaborations and strategic alliances, competition, patent infringement claims against CuraGen’s products, processes and technologies, CuraGen’s ability to protect its patents and proprietary rights and uncertainties relating to commercialization rights. Please refer to our Annual Report on Form 10-K for the fiscal year ended December 31, 2002 for a description of these risks. We disclaim any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, unless required by law.

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CURAGEN CORPORATION AND SUBSIDIARY

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

	Three Months Ended December 31, (unaudited)		Year Ended December 31,
	2003	2002	2003	2002
			(unaudited)	(audited)
Revenue:
Collaboration revenue	$2,492	$3,756	$6,918	$18,246

Total revenue	2,492	3,756	6,918	18,246

Operating expenses:
Research and development	16,549	17,986	64,545	81,654
General and administrative	4,620	5,323	19,164	22,955
Restructuring and related charges	0	10,982	2,888	10,982

Total operating expenses	21,169	34,291	86,597	115,591

Loss from operations	(18,677)	(30,535)	(79,679)	(97,345)
Interest income	2,177	2,640	8,890	11,728
Interest expense	(2,450)	(2,495)	(9,845)	(10,176)

Interest income, net	(273)	145	(955)	1,552

Net loss before income taxes and minority interest in subsidiary loss	(18,950)	(30,390)	(80,634)	(95,793)
Income tax benefit	100	408	429	1,503
Minority interest in subsidiary loss	1,399	1,113	5,708	3,887

Net loss	$(17,451)	$(28,869)	$(74,497)	$(90,403)

Basic and diluted net loss per share	$(0.35)	$(0.59)	$(1.51)	$(1.85)

Weighted average number of shares used in computing basic and diluted net loss per share	49,582	49,075	49,335	48,942

SELECTED BALANCE SHEET INFORMATION
			December 31,	December 31,
			2003	2002
			(unaudited)	(audited)
Cash and investments			$343,641	$414,809
Working capital			326,310	404,211
Total assets			376,957	448,529
Total long-term liabilities			151,500	150,263
Accumulated deficit			289,492	214,995
Stockholders’ equity			197,681	271,504